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                                                                    EXHIBIT 99.1

3DFX INTERACTIVE ANNOUNCES RESULTS FOR QUARTER ENDED APRIL 30, 2000

SAN JOSE, Calif., May 23/PRNewswire/ -- 3dfx Interactive(R) Inc. (Nasdaq: TDFX
- news) today announced financial results for the quarter ended April 30, 2000, which is the first quarter of the company's fiscal year 2001. 3dfx is a global leader in developing silicon chips and board-level solutions for personal computers to accelerate and improve the visual quality of 3D graphics imaging. The company's products are marketed under the Voodoo brand name.

Revenues for the quarter ended April 30, 2000 were $108.6 million, which compares to $40.4 million in the same quarter last year. The increase in revenues was primarily attributed to the sales of board-level products as opposed to chip-level products for the same time one year ago. The gross profit for the quarter was $26.4 million or 24.3 percent of sales, compared to $14.2 million or 35.2 percent of sales in the same quarter last year, and the gross margin decrease was due to product mix changes. The gross margin for the fiscal 2001 first quarter, however, represented a significant improvement over the prior quarter's gross margin of 11.6%.

"The results were in line with our expectations, and we feel positive about our operating improvements particularly compared to the previous quarter," stated Alex Leupp, president and CEO. Leupp further noted that the company had successfully executed on its plan to reduce operating expenses by approximately 10 percent from $39.2 million in the fourth quarter of 2000 to $35.7 million in first quarter of 2001.

Research and development expenses increased from $11.8 million in the first quarter of 2000 to $16.6 million in the first quarter this year. The difference was due primarily to increases in R&D personnel and the acquisition of STB Systems, Inc. in May 1999. Leupp said R&D expenses should increase in coming quarters because of the company's aggressive efforts to incorporate the GigaPixel technology.

Selling, general and administrative (SG&A) expenses increased from $6.6 million in the first quarter of last year to $19.1 million in the first quarter of the current year. The increase was primarily due to the acquisition of STB Systems, Inc.

The operating loss before goodwill and taxes was $9.3 million, compared to $4.1 million in the same quarter last year. The net loss was $12.4 million or $0.51 per share compared to a net loss of $2.2 million or $0.14 per share for the first quarter fiscal year 2000. The fiscal 2001 first quarter results were calculated on the basis of 24,510,000 shares outstanding; in the comparable period last year per


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share results were computed on the basis of 15,768,000 basic shares. The increase in shares outstanding was primarily attributable to the STB acquisition.

Leupp concluded, "Our clear and immediate goal is to return to profitability and then move on with the task of obtaining significant growth by developing new markets for our 3D chips. To that end, we have begun to quickly integrate the personnel and technology of GigaPixel, whose acquisition we announced in March 2000."

Conference Call Later Today

Leupp said that he would discuss the Company's current prospects, the actions recently initiated, and future prospects during a conference call for investors scheduled at 4:30 p.m. EDT (1:30 p.m. PDT). Interested investors can listen by logging in to www.3dfx.com/earnings or www.vcall.com. Additionally, registered users can log into www.streetfusion.com. The conference call will be archived on all three web sites. A taped replay will be available at 1-888-843-8996, passcode 2343472.

About 3dfx Interactive, Inc.

3dfx Interactive is leading the 3D multimedia revolution in personal computers and consumer products. With its patented and award-winning graphics accelerator chips, boards and software, 3dfx provides the technology to create high-impact visual experiences. The Company is recognized worldwide for its ability to bring the world's finest games, educational content, interactive entertainment and media-rich business applications to life. 3dfx products are available in retail stores worldwide, and through leading PC makers including Compaq, Dell, Gateway.3dfx has headquarters in San Jose, Calif., with engineering and manufacturing facilities in Richardson, Texas, and Juarez, Mexico. The Company also operates www.3dfxgamers.com, the premier online community for Voodoo owners and enthusiasts. 3dfx Interactive is available on the Web at http://www.3dfx.com.

This document may contain forward-looking statements that are inherently subject to risks and uncertainties. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, technical or manufacturing or distribution issues, the competitive environment for the Company's products, the timing of new orders, the degree of market penetration of the Company's new products, and other factors set forth in reports and other documents filed by Company with the Securities and Exchange Commission from time to time.

3dfx Interactive is a registered trademark of 3dfx Interactive and Voodoo4 and Voodoo5 are trademarks of 3dfx Interactive. All other names may be trademarks of their respective holders.

                             3DFX INTERACTIVE, INC.

                             CONDENSED CONSOLIDATED
                                 BALANCE SHEETS

                                                April 30,       January 31,
                                                  2000             2000
                                                ---------       -----------
Assets:
   Cash and cash equivalents                    $ 44,684         $ 41,818
   Short-term investments                         12,986           24,012
   Accounts receivable, net                       65,479           66,160
   Inventory                                      51,179           45,065
   Other current assets                           15,951           28,407
      Total current assets                       190,279          205,462
   Property and equipment, net                    37,041           40,269


  Intangibles                              11,066         12,942
  Goodwill                                 31,595         32,709
  Other assets                              8,675          4,729
                                         $278,656       $296,111

Liabilities and Shareholders' Equity:
  Short-term debt                         $25,000        $25,000
  Accounts payable                         60,503         60,879
  Accrued liabilities                      18,758         20,285
  Current portion of capitalized
    lease obligations                       1,314            732
      Total current liabilities           105,575        106,996
  Other long term liabilities               1,029          1,881
Shareholders' equity:
  Common stock                            249,493        251,883
  Warrants                                    242            242
  Deferred compensation                       (51)          (172)
  Unrealized gain on equity securities       (782)         1,844
  Accumulated deficit                     (76,850)       (66,563)
      Total shareholders' equity         $278,656       $296,111


                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)


                                                Three Months Ended
                                            --------------------------
                                            April 30,        April 30,
                                              2000             1999
                                            --------         ---------

Revenues                                    $108,578         $40,444
Cost of revenues                              82,167          26,190
  Gross profit                                26,411          14,254

Operating expenses:
  Research and development                    16,557          11,756
  Selling, general and administrative         19,125           6,620
  Amortization of goodwill and intangibles     3,830              --
    Total operating expenses                  39,512          18,376

Income (loss) from operations                (13,101)         (4,122)
Interest and other income (expense), net         (45)            911
Income (loss) before income taxes            (13,146)         (3,211)
Provision (benefit) for income taxes            (715)         (1,027)
Net income (loss)                           $(12,431)        $(2,184)

Net income (loss) per share
  Basic                                     $  (0.51)        $ (0.14)
  Diluted                                   $  (0.51)        $ (0.14)
Shares used in net income (loss) per
  share calculations
  Basic                                       24,510          15,768
  Diluted                                     24,510          15,768